Exhibit 99.1

News Release | For Immediate Release	Contact: Rachel Stern FactSet Research Systems Inc. 203.810.1000

FactSet Reports Revenue Growth of 9.7%, Adjusted EPS Up 11.9% in Fourth Quarter 2016

NORWALK, Conn., September 27, 2016 - FactSet Research Systems Inc. (NYSE:FDS) (NASDAQ:FDS), a leading provider of integrated financial information and analytical applications, today announced its results for the fourth quarter of fiscal 2016.

For the quarter ended August 31, 2016, revenues grew to $287.3 million. Operating income rose to $87.7 million compared to $85.7 million in the prior year period. Net income was $144.3 million versus $62.2 million a year ago. Net income for the fourth quarter of fiscal 2016 included an after-tax gain of $81.7 million related to the sale of the Market Metrics business in July 2016. Diluted earnings per share were $3.55 compared to $1.48 in the same period of fiscal 2015.

Organic revenues exclude acquired revenue from Portware, the effects of foreign currency and revenue related to the Market Metrics business in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both deal-related amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet. A supplementary schedule reconciling GAAP results to these adjusted financial measures is presented on page 10 of this earnings release.

Organic revenues grew 8.8% during the fourth quarter of fiscal 2016. Adjusted operating income for the quarter, which excludes $3.7 million of deal-related amortization and $4.6 million of non-recurring items related primarily to legal matters, was $96.1 million, up 6.2% over the prior year. Adjusted net income increased 8.5% over the prior year and excludes $2.7 million (after-tax) from deal-related amortization, $3.3 million (after-tax) from non-recurring items and the gain of $81.7 million (after-tax) related to the sale of the Market Metrics business. Adjusted diluted EPS rose 11.9% to $1.69 and excludes the net effect of deal-related amortization, non-recurring items and the gain on sale.

Consolidated Statements of Income
(Condensed and Unaudited)	Three Months Ended August 31,
(In thousands, except per share data)	2016	2015	Change
Revenues	$287,291	$261,779	9.7%
Adjusted operating income	$96,098	$90,450	6.2%
Adjusted net income	$68,607	$63,247	8.5%
Adjusted diluted earnings per share	$1.69	$1.51	11.9%
GAAP diluted earnings per share	$3.55	$1.48	NM
Diluted weighted average shares	40,673	41,995

“We continue to build market share. Our broadening suite of products allows us to partner with our clients to address an increasingly larger percentage of their enterprise workflow,” said Phil Snow, FactSet CEO.

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News Release | For Immediate Release

Annual Subscription Value (“ASV”)

ASV was $1.15 billion at August 31, 2016, up 8.8% organically from the prior year. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency, increased $29.1 million over the last three months. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all services currently being supplied to clients.

Buy-side and sell-side ASV growth rates for the fourth quarter of fiscal 2016 were 9.0% and 7.6%, respectively. Buy-side clients account for 82.6% of ASV and the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering organic, buy-side and sell-side ASV growth rates are presented on page 12 of this earnings release.

Financial Highlights – Fourth Quarter of Fiscal 2016

●

ASV from U.S. operations was $754.3 million, increasing 8.3% organically over the prior year. U.S. revenues were $190.4 million. Excluding acquired revenue from Portware and revenue related to the Market Metrics business, the U.S. growth rate was 7.4%.

●

ASV from international operations grew 10.7% organically to $395.5 million and now represents 34.4% of total ASV, up from 32.4% a year ago. International revenues rose to $96.9 million. Excluding the impact of foreign currency, acquired revenue from Portware and revenue related to the Market Metrics business, the international revenue growth rate was 11.7%.

●

Adjusted operating margin was 33.4%, compared to 34.6% in the year ago fourth quarter. Portware’s operations reduced
FactSet’s just completed fourth quarter operating margin by 110 basis points and was break-even to GAAP EPS. Excluding deal-related amortization, the Portware acquisition was $0.04 accretive to adjusted EPS in the fourth quarter of fiscal 2016.

●

The Company’s effective tax rate for the fourth quarter was 27.8%, as compared to 27.7% a year ago. Excluding income tax benefits from both periods, the current year annual effective tax rate was 28.3% compared to 30.3% in the prior year period.

●	Quarterly free cash flow was $57.0 million.

Operational Highlights – Fourth Quarter of Fiscal 2016

●	Client count rose by 17 and totaled 3,092 at August 31, 2016. This is net of a reduction of 41 clients due to the sale of the Market Metrics business.

●	User count grew 2,120 to 65,655.

●	Annual client retention was greater than 95% of ASV. When expressed as a percentage of clients, annual retention was 94%, consistent with the prior year fourth quarter.

●

Employee count was 8,375 at August 31, 2016, up 1,015 people in the past 12 months. Excluding the acquired Portware workforce and employees of the sold Market Metrics business, headcount increased 13.4% from a year ago.

●	Capital expenditures were $13.1 million.

●	A regular quarterly dividend of $20.0 million, or $0.50 per share, was paid on September 20, 2016, to common stockholders of record as of August 31, 2016.

●

On July 1, 2016 FactSet entered into an accelerated share repurchase agreement (the “ASR Agreement”) to repurchase $120.0 million of common stock. The Company received 595,607 shares of its common stock on that date, which was approximately 80% of the total number of shares of common stock expected to be repurchased under the ASR Agreement. The final settlement of the ASR Agreement is scheduled to occur in the first quarter of fiscal 2017.

●

FactSet repurchased 258,000 shares for $42.8 million during the quarter under the Company’s existing share repurchase program. As of August 31, 2016, $197.0 million remained authorized for further repurchases. Over the last 12 months, $431.0 million has been returned to stockholders in the form of share repurchases and dividends, funded by cash generated from operations and the sale of the Market Metrics business.

●	Common shares outstanding were 40.0 million at August 31, 2016.

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News Release | For Immediate Release

●

In July 2016, the Company announced it was strengthening its alliance with QUICK Corp. by bringing together FactSet’s in-depth insight and multi-asset class data and analytics with Japan-specific content such as Nikkei’s Flash News, Nikkei NEEDS Fundamentals and QUICK market information.

●

FactSet was named the “Best Data Analytics Provider” of market data, research and analytics in the 2016 annual rankings announced by Waters Technology, a division of Incisive Media. FactSet was also honored with the “Best Research and Analytics Tool” award at the annual Systems in the City Awards presented in London by Goodacre UK, a leading securities industry consultancy.

Full Year Fiscal 2016 Highlights

●	ASV rose to $1.15 billion, up 8.8% organically.

●	Revenues were $1.13 billion, an organic increase of 9.9%.

●	Diluted EPS, excluding the gain from the sale of the Market Metrics business, rose to $6.18.

●	Free cash flow totaled $283.4 million, up $2.6 million from last year.

●	Client count was up 116, while users grew by 3,450.

●	FactSet returned $431.0 million to stockholders in the form of share repurchases and dividends, an increase of 33.5% over the prior year.

●	The Company completed the strategic acquisition of Portware in October 2015.

●	FactSet sold its Market Metrics business in July 2016 and recognized an after-tax gain of $81.7 million.

●	FactSet was ranked #89 on Fortune’s “100 Best Companies to Work For,” marking the Company’s eighth appearance on the list in the last nine years.

●	FactSet was recognized as one of the UK’s “Best Workplaces” by the Great Place to Work® Institute UK for the eighth consecutive year.

●	In May 2016, FactSet was awarded “Best Overall Provider,” "Best Research Provider" and "Best Analytics Provider" by Inside Market Data.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

First Quarter Fiscal 2017 Expectations:

●	Revenues are expected to range between $286 million and $292 million.

●	GAAP operating margin is expected to range between 31.0% and 32.0%. Adjusted operating margin is expected to range between 32.5% and 33.5%.

●	The annual effective tax rate is expected to range between 28.0% and 29.0%.

●

GAAP diluted EPS is expected to range between $1.62 and $1.66. Adjusted EPS is expected to range between $1.68 and $1.72. The midpoint of the adjusted EPS range represents 14.5% growth over the prior year.

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News Release | For Immediate Release

Conference Call

The Company will host a conference call today, September 27, 2016 at 11:00 a.m. Eastern Time to review the fourth quarter earnings release. To listen, please visit the “Audiocasts” section on FactSet's Investor Relations website at http://investor.factset.com.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Adjusted Financial Measures

Financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”) including operating income and margin, net income and diluted earnings per share have been adjusted. Adjusted operating income during the just completed fourth quarter excludes $3.7 million of deal-related amortization and $4.6 million of non-recurring items related primarily to legal matters. Adjusted net income excludes the after-tax charges of $2.7 million from deal-related amortization and $3.3 million from non-recurring items and the after-tax gain of $81.7 million related to the sale of the Market Metrics business. Adjusted diluted EPS of $1.69 excludes the net effect of deal-related amortization, non-recurring items and the gain on sale.

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Non-GAAP Free Cash Flow

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the recently completed fourth quarter was $70.1 million of net cash provided by operations and $13.1 million of capital expenditures. The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

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News Release | For Immediate Release

About FactSet

FactSet delivers the world's best insight and information to investment professionals through superior analytics, service, content, and technology. More than 63,000 users make smarter investment decisions with FactSet's desktop analytics, mobile applications, and comprehensive data feeds. FactSet is also an honoree of Fortune's 100 Best Companies to Work For and a Best Workplace Award recipient in the United Kingdom and France. FactSet is listed on the New York Stock Exchange and NASDAQ (NYSE:FDS | NASDAQ:FDS).

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Consolidated Statements of Income – Unaudited

	Three Months Ended August 31,		Twelve Months Ended August 31,
(In thousands, except per share data)	2016	2015	2016	2015

Revenues	$287,291	$261,779	$1,127,092	$1,006,768

Operating expenses
Cost of services	124,160	107,595	487,409	405,339
Selling, general and administrative	75,397	68,531	290,007	269,511
Total operating expenses	199,557	176,126	777,416	674,850

Operating income	87,734	85,653	349,676	331,918

Other income (expense)
Gain on sale of business	112,453	—	112,453	—
Interest (expense), net of interest income	(371)	391	(1,136)	1,836
Total other income	112,082	391	111,317	1,836

Income before income taxes	199,816	86,044	460,993	333,754

Provision for income taxes	55,510	23,860	122,178	92,703
Net income	$144,306	$62,184	$338,815	$241,051

Diluted earnings per common share	$3.55	$1.48	$8.19	$5.71

Diluted weighted average common shares	40,673	41,995	41,365	42,235

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Consolidated Statements of Comprehensive Income – Unaudited

	Three Months Ended August 31,		Twelve Months Ended August 31,
(In thousands)	2016	2015	2016	2015

Net income	$144,306	$62,184	$338,815	$241,051

Other comprehensive loss, net of tax
Net unrealized loss on cash flow hedges*	(1,086)	(579)	(857)	(868)
Foreign currency translation adjustments	(15,777)	490	(23,644)	(25,263)
Other comprehensive loss	(16,863)	(89)	(24,501)	(26,131)
Comprehensive income	$127,443	$62,095	$314,314	$214,920

*For the three and twelve months ended August 31, 2016, the unrealized loss on cash flow hedges were net of tax benefits of $634 and $498, respectively. For the three and twelve months ended August 31, 2015, the unrealized loss on cash flow hedges were net of tax benefits of $340 and $512, respectively.

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News Release | For Immediate Release

Consolidated Balance Sheets - Unaudited

(In thousands)	August 31, 2016	August 31, 2015

ASSETS
Cash and cash equivalents	$228,407	$158,914
Investments	24,217	23,497
Accounts receivable, net of reserves	97,797	95,064
Prepaid taxes	—	4,808
Deferred taxes	3,158	2,105
Prepaid expenses and other current assets	15,697	19,786
Total current assets	369,276	304,174

Property, equipment, and leasehold improvements, net	84,622	59,264
Goodwill	452,915	308,287
Intangible assets, net	93,161	40,052
Deferred taxes	13,406	20,599
Other assets	5,781	4,295
Total Assets	$1,019,161	$736,671

LIABILITIES
Accounts payable and accrued expenses	$45,836	$33,880
Accrued compensation	51,036	44,916
Deferred fees	33,247	38,488
Taxes payable	7,781	3,755
Deferred taxes	291	562
Dividends payable	20,019	18,179
Total current liabilities	158,210	139,780

Deferred taxes	1,708	1,697
Taxes payable	8,782	6,776
Long-term debt	300,000	35,000
Deferred rent and other non-current liabilities	33,080	21,834
Total Liabilities	$501,780	$205,087

STOCKHOLDERS’ EQUITY
Common stock	$512	$503
Additional paid-in capital	623,195	542,355
Treasury stock, at cost	(1,321,700)	(988,873)
Retained earnings	1,283,927	1,021,651
Accumulated other comprehensive loss	(68,553)	(44,052)
Total Stockholders’ Equity	517,381	531,584
Total Liabilities And Stockholders’ Equity	$1,019,161	$736,671

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News Release | For Immediate Release

Consolidated Statements of Cash Flows – Unaudited

(In thousands)	Twelve Months Ended August 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$338,815	$241,051
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	38,052	31,349
Stock-based compensation expense	29,793	26,371
Gain on sale of business	(112,453)	—
Deferred income taxes	4,528	(969)
Loss (gain) on sale of assets	8	(34)
Tax benefits from share-based payment arrangements	(18,205)	(28,948)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(3,541)	(4,300)
Accounts payable and accrued expenses	5,525	8,123
Accrued compensation	3,961	3,516
Deferred fees	700	53
Taxes payable, net of prepaid taxes	30,270	30,437
Prepaid expenses and other assets	7	(4,523)
Deferred rent and other non-current liabilities	13,674	4,322
Other working capital accounts, net	6	(6)
Net cash provided by operating activities	331,140	306,442

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(262,909)	(34,758)
Proceeds from sale of business, net	153,137	—
Purchases of investments	(18,137)	(24,264)
Proceeds from sales of investments	17,241	19,827
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(47,740)	(25,682)
Net cash used in investing activities	(158,408)	(64,877)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(74,218)	(66,551)
Repurchase of common stock	(356,828)	(256,217)
Proceeds from debt	265,000	35,000
Debt issuance costs	(12)	(32)
Proceeds from employee stock plans	56,851	71,526
Tax benefits from share-based payment arrangements	18,205	28,948
Net cash used in financing activities	(91,002)	(187,326)

Effect of exchange rate changes on cash and cash equivalents	(12,237)	(11,703)
Net increase in cash and cash equivalents	69,493	42,536

Cash and cash equivalents at beginning of period	158,914	116,378
Cash and cash equivalents at end of period	$228,407	$158,914

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Reconciliation of GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including operating income and margin, net income and diluted earnings per share have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

(Unaudited)	Three Months Ended August 31,
(In thousands, except per share data)	2016	2015	Change
GAAP Operating income	$87,734	$85,653
Deal-related amortization (a)	3,732	1,787
Non-recurring items (b)	4,632	3,010

Adjusted operating income	$96,098	$90,450	6.2%
Adjusted operating margin	33.4%	34.6%

GAAP Net income	$144,306	$62,184
Deal-related amortization (a)(d)	2,675	1,246
Non-recurring items (b)(d)	3,320	2,097
Gain on sale of business (c)	(81,694)	—
Income tax benefits (e)	—	(2,280)

Adjusted net income	$68,607	$63,247	8.5%

Adjusted Diluted earnings per common share (f)	$1.69	$1.51	11.9%
Weighted average common shares (Diluted)	40,673	41,995

(a)

GAAP operating income in the fourth quarter of fiscal 2016 was adjusted to exclude $3.7 million of pre-tax deal-related amortization, which reduced diluted earnings per share by $0.07. GAAP operating income in the fourth quarter of fiscal 2015 was adjusted to exclude $1.8 million of pre-tax deal-related amortization, which reduced diluted earnings per share by $0.03.

(b)

GAAP operating income in the fourth quarter of fiscal 2016 was adjusted to exclude $4.6 million of pre-tax non-recurring items related primarily to legal matters, which reduced net income by $3.3 million and diluted earnings per share by $0.08. GAAP operating income in the fourth quarter of fiscal 2015 was adjusted to exclude $3.0 million of pre-tax non-recurring items related primarily to the vesting of performance-based equity instruments. The vesting of performance-based equity instruments increased stock-based compensation, net of tax, by $2.1 million, and reduced diluted earnings per share by $0.05.

(c)

GAAP net income in the fourth quarter of fiscal 2016 was adjusted to exclude an after-tax gain of $81.7 million related to the sale of the Market Metrics business in July 2016, net of tax of $30.8 million. The gain on sale was taxed at an effective tax rate of 27.4% and increased diluted earnings per share by $2.01.

(d)

For the purposes of calculating adjusted net income and adjusted diluted earnings per share, deal-related amortization and non-recurring items were taxed at the effective tax rates of 28.3% for fiscal 2016 and 30.3% for fiscal 2015.

(e)

GAAP net income in the year ago fourth quarter was adjusted to exclude $2.3 million of income tax benefits related to finalizing prior year tax returns and other discrete items and GAAP diluted EPS was adjusted to exclude $0.05 from these same income tax benefits.

(f)	The sum of the non-GAAP diluted earnings per share may not equal the totals above due to rounding.

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Supplementary Schedule of Historical Adjusted Financial Measures

The following table presents adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share, and may be useful to facilitate historical comparisons.

(Unaudited) (In thousands, except per share data)	Q4’16	Q3’16	Q2’16	Q1’16	Q4’15	Q3’15	Q2‘15	Q1‘15
GAAP Operating income	$87,734	$89,290	$85,344	$87,308	$85,653	$85,356	$80,648	$80,260
Deal-related amortization	3,732	4,085	4,078	2,922	1,787	2,284	2,048	2,101
Non-recurring items	4,632	1,394	3,838	690	3,010	—	3,154	—
Adjusted operating income	$96,098	$94,769	$93,260	$90,920	$90,450	$87,640	$85,850	$82,361
Adjusted operating margin	33.4%	33.0%	33.1%	33.6%	34.6%	34.4%	34.6%	33.9%

GAAP Net income	$144,306	$66,781	$67,763	$59,965	$62,184	$61,409	$61,598	$55,860
Deal-related amortization	2,675	2,925	2,903	2,004	1,246	1,597	1,425	1,454
Non-recurring items	(78,374)	(2,161)	(4,585)	474	(183)	(1,408)	(2,883)	—
Adjusted net income	$68,607	$67,545	$66,081	$62,443	$63,247	$61,598	$60,140	$57,314

Adjusted Diluted earnings per common share	$1.69	$1.64	$1.59	$1.48	$1.51	$1.46	$1.42	$1.35
Weighted average common shares (Diluted)	40,673	41,189	41,536	42,063	41,995	42,297	42,306	42,340

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News Release | For Immediate Release

Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of organic ASV by client type, excluding currency, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency.

	Q4’16	Q3’16	Q2’16	Q1’16	Q4’15
% of ASV from buy-side clients	82.6%	83.0%	82.8%	82.4%	82.6%
% of ASV from sell-side clients	17.4%	17.0%	17.2%	17.6%	17.4%

ASV Growth rate from buy-side clients	9.0%	10.3%	9.9%	9.5%	9.4%
ASV Growth rate from sell-side clients	7.6%	8.1%	10.0%	10.3%	9.4%
Total Organic ASV Growth Rate	8.8%	9.9%	9.9%	9.7%	9.4%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.

(In millions)	Q4’16	Q3’16	Q2’16	Q1’16	Q4’15
As reported ASV	$1,149.9	$1,156.3	$1,139.2	$1,108.7	$1,057.8
Less acquired ASV (a)	(39.3)	(39.3)	(39.7)	(49.0)	—
Less Market Metrics ASV	—	(36.8)	(38.2)	(38.7)	(39.0)
Less Currency impact (b)	(2.2)	(0.6)	0.8	1.8	0.1
Organic ASV total	$1,108.4	$1,079.6	$1,062.1	$1,022.8	$1,018.9
Total Organic ASV Growth Rate	8.8%	9.9%	9.9%	9.7%	9.4%

(a)	Acquired ASV from acquisitions completed within the last 12 months.

(b)	The impact from foreign currency movements over the past 12 months was excluded above to calculate total organic ASV.

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